Exhibit 15.4

April 29, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read the statements made under the caption “Change in Registrant’s Certifying Accountant” included in the Annual Report on Form 20-F of International Game Technology PLC dated April 29, 2016 and are in agreement with the statements contained in paragraphs six, seven and eight therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Reconta Ernst & Young S.p.A.

Rome, Italy